Exhibit 5.1

[Letterhead of Richards Layton & Finger, P.A.]

July 20, 2012

Vesey Street Investment Trust I

c/o The Goldman Sachs Group, Inc.

200 West Street

New York, New York 10282

Re:	Vesey Street Investment Trust I

Ladies and Gentlemen:

We have acted as special Delaware counsel for The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), and Vesey Street Investment Trust I, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a) The Certificate of Trust of the Trust (the “Certificate of Trust”), as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on February 10, 2012;

(b) The Declaration of Trust of the Trust, dated as of February 10, 2012, among the Company, and the trustees names therein;

(c) Post-Effective Amendment No. 1 to the Registration Statement (the “Registration Statement”) on Form S-3, including a prospectus and a prospectus supplement with respect to the Trust (the “Prospectus”), relating to the Trust Securities of the Trust representing undivided beneficial interests in the assets of the Trust (each, a “Trust Security” and collectively, the “Trust Securities”), filed by the Company and the Trust with the Securities and Exchange Commission;

(d) The Amended and Restated Declaration of Trust of the Trust, dated as of July 20, 2012, among the Company, the trustees of the Trust named therein, and the holders, from time to time, of the undivided beneficial interests in the assets of the Trust (the “Declaration of Trust”), designated as an exhibit to the Registration Statement; and

Vesey Street Investment Trust I

July 20, 2012

(e) A Certificate of Good Standing for the Trust, dated July 19, 2012, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Declaration of Trust.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that each of the Declaration of Trust and the Certificate of Trust are in full force and effect and have not been, nor will be, amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Trust Security was issued by the Trust (collectively, the “Trust Security Holders”) of a Trust Security Certificate for such Trust Security and the payment for such Trust Security, in accordance with the Declaration of Trust and the Registration Statement, and (vii) that the Trust Securities were issued and sold to the Trust Security Holders in accordance with the Declaration of Trust and the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Vesey Street Investment Trust I

July 20, 2012

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act.

2. The Trust Securities of the Trust represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

3. The Trust Security Holders, as beneficial owners of the Trust, are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Trust Security Holders may be obligated to make payments as set forth in the Declaration of Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K and its incorporation by reference into the Registration Statement. We hereby consent to the use of our name under the heading “Validity of the Securities” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.